T:\flh\Series\nsar77d
For the fiscal period ended (s) 12/31/97
File number  811-3623

                         SUB-ITEM 77-D

                         EXHIBITS

           Policies  with  respect  to  security
investment

       When   conditions  dictate  a   temporary
defensive  strategy or during temporary  periods
of  portfolio structuring and restructuring, the
The Prudential Series Fund, Inc., (the Fund) may
invest   in  money  market  instruments  without
limit.   The  Fund  may invest in  high  quality
money  market  instruments,  including  but  not
limited  to  commercial paper,  certificates  of
deposit,  bankers' acceptances and time deposits
of  banks,  and obligations issued or guaranteed
by   the  U.S.  Government,  its  agencies   and
instrumentalities.   Commercial  paper  will  be
rated,  at the time of investment, at least  A-2
by Standard & Poor's Ratings Service or Prime-2 by Moody's Investor Services, or if not rated, of comparable quality in the judgment of the Fund's investment adviser.